Exhibit 10.2

ASSET TRANSFER AGREEMENT

This ASSET TRANSFER AGREEMENT (together with all exhibits, schedules and other documents attached hereto, this “Agreement”) dated as of August 11, 2020 is made by and between DEFINED DIAGNOSTICS, LLC (F/K/A WELLSTAT DIAGNOSTICS LLC), a Delaware limited liability company (“Transferee”), and PDL BIOPHARMA, INC., a Delaware corporation (“Transferor”).
RECITALS

A. Transferor and Transferee were parties to that certain Asset Purchase Agreement, dated as of December 22, 2015, as amended by that certain Amendment No. 1 to Asset Purchase Agreement, dated as of May 24, 2017, (as amended, the “Receivership APA”), pursuant to which Transferor acquired certain assets from Transferee (the “Receivership Assets”) and assumed certain liabilities of Transferee on May 24, 2017.

B. Transferor and Transferee are parties to that certain Settlement Agreement, dated as of the date hereof (the “Settlement Agreement”), pursuant to which the parties thereto agreed to permanently settle, compromise and resolve the claims and causes of action set forth therein.

C. The Settlement Agreement provides that, if certain payments are made by the Wellstat Parties (as defined in the Settlement Agreement) to Transferor in accordance with the terms of the Settlement Agreement, then Transferee’s assets acquired by Transferor through the Receivership APA, as they exist as of the date hereof, shall be transferred by Transferor to Transferee on an “AS IS” AND “WHERE IS” basis, except for the representations and warranties set forth in Section 3.7 hereof.

D. Simultaneously with the execution hereof, Transferor has delivered to the Escrow Agent (as defined in the Settlement Agreement) the following: (i) a duly executed bill of sale and assignment, substantially in the form attached hereto as Exhibit A; (ii) a duly executed intellectual property assignment agreement for Intellectual Property other than Patents, substantially in the form attached hereto as Exhibit B; (iii) a duly executed patent assignment agreement, substantially in the form attached hereto as Exhibit C; (iv) duly executed Patent Security Agreement Releases (as such term is defined in the Settlement Agreement) and (v) duly executed Trademark Security Agreement Releases (as such term is defined in the Settlement Agreement) (the document set forth in (i), (ii), (iii) and the Patent Security Agreement Releases and Trademark Security Agreement Releases relating solely to Diagnostics, the “Transaction Documents”).

E. Accordingly, subject to the terms and conditions of this Agreement, Transferor desires to transfer to Transferee, and Transferee desires to accept from Transferor, all of the Transferred Assets.

AGREEMENT

For and in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    As used in this Agreement, capitalized terms shall have the meanings set forth or referenced in Exhibit 1.1 or elsewhere herein.

ARTICLE II

ASSETS AND LIABILITIES

2.1    Transfer of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Transferor shall sell, assign, transfer, convey and deliver to Transferee, free and clear of all Liens, other than ATA Permitted Liens, and Transferee agrees to purchase and acquire all right, title and interest of Transferor in and to the following assets, properties and rights (the “Transferred Assets”) on an “AS IS” AND “WHERE IS” basis without any express or implied warranty of any kind or nature, except for the representations and warranties set forth in Section 3.7 hereof:

(a)Receivership Assets. Receivership Assets (other than (i) those Intellectual Property assets described as having been abandoned by Transferor or that have expired prior to the date hereof in Schedule 2.1(a)(i) or Schedule 2.1(a)(ii), (ii) the Elected Excluded Assets (as defined below) and (iii) those tangible assets which, as of the date hereof, no longer physically exist), including, without limitation, all right, title and interest of Transferor in and to the following assets, properties and rights:

(i)Assets. All of the assets described on Schedule 2.1(a)(i); and

(ii)Assumed Contracts. All Intellectual Property and other rights (and all obligations) in, to and under the agreements relating to the Transferred Assets and listed on Schedule 2.1(a)(ii) (the “Assumed Contracts”), subject to the terms and conditions of such Assumed Contracts and this Article II, and provided that, as set forth in Section 2.8, no Assumed Contract shall be subject to transfer hereunder unless any and all Third Party consents required under such Assumed Contract have been obtained before Closing.

(b)Records. Assignable books, records, files, data, financial statements or other information directly related to title in and to the Transferred Assets which are in Transferee’s possession or control.

2.2    Excluded Assets. The Transferred Assets shall include only those assets described in Section 2.1, but, notwithstanding the foregoing, shall exclude all of the following property (collectively, the “Excluded Assets”):

(a)Benefit Plans. All rights in connection with, and assets of, the employee benefit plans of Transferor;
(b)Employees. All employees of Transferor;

(c)Corporate Documents. All minute books, stock books and Tax Returns of Transferor;

(d)Claims. Any claims, counterclaims and rights of offset solely against Liabilities not assumed by Transferee;

(e)Rights under this Agreement. All rights of Transferor under this Agreement, the Transaction Documents and the Settlement Agreement;

(f)Stock. The shares of capital stock of Transferor;

(g)Insurance. All insurance policies, except for proceeds and returns of premiums received by Transferor relating to the Transferred Assets prior to Closing;

(h)Excluded Contracts. All Contracts of Transferor, other than the Assumed Contracts (collectively, the “Excluded Contracts”). For the avoidance of doubt, the Settlement Agreement is an Excluded Contract;

(i)Personnel Records. All personnel records and other records that Transferor is required by law to retain in its possession;

(j)Phone Numbers and Email Addresses. All phone numbers and email addresses owned by a party other than Transferor, and all information assets or other property owned by a party other than Transferor;

(k)Elected Excluded Assets. Any Receivership Assets identified by Transferee in writing to Transferor prior to the Closing (such assets, the “Elected Excluded Assets”); and

(l)Nonexistent Assets. Any tangible Receivership Asset which, as of the date hereof, no longer physically exists.

2.3    Assumed Liabilities. In addition to any other amounts to be paid by Transferee as provided in Section 2.5 hereof, upon the terms and subject to the conditions of this Agreement, at Closing, Transferee shall assume and thereafter pay, perform, satisfy and fully discharge when due, and shall hold Transferor harmless from, any and all liabilities and obligations of Transferor arising after the Closing Date with respect to the Transferred Assets, including those arising under or out of the Assumed Contracts (collectively, the “Assumed Liabilities”).

2.4    Excluded Liabilities. The Excluded Liabilities shall remain the sole responsibility of Transferor and shall be retained, paid, performed and discharged solely by Transferor. Transferee will not assume or be liable for any Excluded Liability. “Excluded Liabilities” means all Liabilities of Transferor other than Assumed Liabilities, including, for the avoidance of doubt, (a) all Liabilities arising prior to the Closing out of, or relating to or with respect to, (i) the employment or performance of services, or termination of employment or services, of any individual by Transferor, (ii) workers’ compensation claims against Transferor or (iii) any employee benefit plans of Transferor; (b) all Liabilities in respect of any pending or threatened Action or other claim, (c) fees and expenses payable by Transferor in accordance with Section 7.3, (d) all Transferor Taxes; and (e) all Liabilities under the Excluded Contracts.

2.5    Consideration. The Transferred Assets are being transferred for and in consideration of the premises, mutual covenants and agreements contained herein and in the Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed. The parties agree that the value of the consideration set forth in the foregoing sentence is $4,500,000 (the “Allocated Consideration”), of which $500,000 is the value given for all tangible Transferred Assets and $4,000,000 is the value given for all intangible Transferred Assets; provided that, in the event that BioVeris exercises its right to acquire the License Agreement by and between Transferor (as successor in interest of Transferee) and BioVeris dated as of June 26, 2007 (the “ECL License”) pursuant to Section 12.2(b) thereof, the Allocated Consideration shall be reduced by any amount paid by BioVeris to Transferor for such acquisition.

2.6    “AS IS” and “WHERE IS” Basis. Notwithstanding anything to the contrary in this Agreement other than the representations and warranties set forth in Section 3.7 hereof, Transferee acknowledges and agrees that the Transferred Assets are being transferred on an “AS IS” and “WHERE IS” basis and neither Transferor nor its agents or representatives makes, or has made, any representations or warranties whatsoever, express or implied, including any representations or warranties of merchantability, fitness for a particular purpose, non-infringement, system integration, or accuracy or completeness of informational content and, in the case of Intellectual Property, of subsistence, validity or enforceability.

2.7    Closing.

(a)Place and Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as possible, but not later than within two (2) Business Days, following confirmation by Escrow Agent to the Wellstat Parties and Transferor that it has received a Federal Reference Number on its wire transfer of the payments that the Wellstat Parties made or caused to be made to the Escrow Agent in accordance with Sections 5(a) or 5(b) or 5(c) of the Settlement Agreement; provided that, if prior to such date, there has been an Inspection Failure (as defined in Section 5.9) and the Transferor, Transferee and the Wellstat Parties have jointly notified the Escrow Agent in writing of such failure, the Closing shall be delayed until the earlier of the date that is (i) ten (10) Business Days following the date Transferor, Transferee and the Wellstat Parties provide joint notification to the Escrow Agent that the Inspection Failure has been remedied and (ii) thirty (30) days after confirmation by Escrow Agent to the Wellstat Parties and Transferor that it has received such Federal Reference Number (the date upon which the Closing occurs and the Escrow Agent releases the Transaction

Documents in accordance with Section 2.7(a) hereof, the “Closing Date”). The Closing shall take place by electronic exchange of all relevant documentation. The Closing shall be effective at 12:01 a.m., Eastern Time, on the Closing Date.

(b)Deliverables. On the Closing Date, the Escrow Agent shall release to the Transferee the Transaction Documents dated as of the date of such release.

2.8    Third-Party Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to transfer any Transferred Asset, or any claim, right or benefit arising under or resulting from a Transferred Asset, if such transfer or attempt to make such transfer, without the consent or approval of a Third Party, would constitute a breach or violation thereof or affect adversely the rights of Transferor thereunder; and no action under this Agreement shall constitute a transfer of such Transferred Asset in the absence of such consent or approval. Transferor and Transferee shall give reasonably prompt notice to the other party of any written notice from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement. To the extent any asset, property or right that would otherwise constitute a Transferred Asset is not transferred as provided above, Transferee and Transferor shall use commercially reasonable efforts to enter into arrangements to provide Transferee with substantially all of the benefits and burdens (or economic equivalents) relating to such assets, properties and rights. After Closing, Transferee shall use reasonable best efforts to obtain as soon as practicable such consents or approvals (and the release of Transferor from any Liabilities related thereto) and Transferor shall cooperate with Transferee in such efforts.

2.9    Further Conveyances and Assumptions. Transferor and Transferee shall execute, acknowledge and deliver such further instruments, and take such further actions as may be reasonably necessary or appropriate to transfer the Transferred Assets to Transferee and to effect the assumption of the Assumed Liabilities by Transferee under this Agreement and to otherwise make effective the transactions contemplated hereby.

2.10    Asset Schedules. For the avoidance of doubt, all Receivership Assets (other than (i) those Intellectual Property assets described as having been abandoned by Transferor or that have expired prior to the date hereof in Schedule 2.1(a)(i) or Schedule 2.1(a)(ii), (ii) the Elected Excluded Assets and (iii) those tangible assets which, as of the date hereof, no longer physically exist) are Transferred Assets. Schedules 2.1(a)(i) and 2.1(a)(ii) hereof are meant to assist the parties in identifying such assets, but the omission of a Receivership Asset which is not an Excluded Asset from such schedules shall not affect the status of such asset as a Transferred Asset and the inclusion of an Excluded Asset on such schedules shall not affect the status of such asset as an Excluded Asset. Transferor makes no representation or warranty to Transferee with respect to the accuracy or completeness of Schedules 2.1(a)(i) and 2.1(a)(ii).

ARTICLE III

LIMITED REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor hereby represents and warrants to Transferee as of the date hereof and as of the Closing, as follows:

3.1    Existence. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2    Corporate Power and Authority. Transferor has full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement, the performance by Transferor of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate actions on the part of Transferor and its stockholders required by applicable Law and its constituent documents. This Agreement constitutes the legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.3    No Violation. Neither the execution and delivery of this Agreement nor the performance by Transferor of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the organizational or governing documents of Transferor; (b) violate, be in conflict with, constitute a default under, permit the termination of, require the consent of any other party to, or constitute a breach of any mortgage, indenture, lease, contract, agreement, instrument or commitment to which Transferor is a party or by which Transferor, or any of its assets or properties may be bound; or (c) to Transferor’s knowledge, violate any Law or Order to which Transferor is subject or by which Transferor, or any of the Transferred Assets are bound, except in the case of Sections 3.3(b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transferor’s ability to consummate the transactions contemplated hereby.

3.4    Governmental Authorization. Neither the execution, delivery nor performance by Transferor of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority.

3.5    Litigation. As of the date hereof, to Transferor’s knowledge there is no pending Action, litigation, mediation, arbitration or other legal or administrative proceeding pending or threatened against Transferor which seeks to condition or prohibit the transactions contemplated hereby.

3.6    Brokers or Finders’ Fees. Transferor has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, or the transactions contemplated hereby, for which Transferee is or will become liable.

3.7    Title; Absence of Liens. As of the date hereof and through the Closing Date, Transferor has not assigned or transferred to any third party any interests in the Transferred Assets. Other than ATA Permitted Liens, the title to the Transferred Assets is not subject to any Liens, security interests, rights or licenses granted by Transferor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represents and warrants to Transferor as of the date hereof and as of the Closing, as follows:

4.1    Existence. Transferee is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2    Power and Authority. Transferee has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement, the performance by Transferee of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all organizational actions on the part of Transferee required by applicable Law and its constituent documents. This Agreement constitutes the legal, valid and binding obligation of Transferee, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.3    No Violation. Neither the execution and delivery of this Agreement nor the performance by Transferee of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the organizational or governing documents of Transferee; (b) violate, be in conflict with, constitute a default under, permit the termination of, require the consent of any other party to, or constitute a breach of any mortgage, indenture, lease, contract, agreement, instrument or commitment to which Transferee is a party or by which Transferee, or any of its assets or properties may be bound; or (c) to Transferee’s knowledge, violate any Law or Order to which Transferee is subject or by which Transferee, except in the case of Sections 4.3(b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Transferee’s ability to consummate the transactions contemplated hereby.

4.4    Governmental Authorization. Neither the execution, delivery nor performance by Transferee of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority.

4.5    Brokers or Finders’ Fees. Neither Transferee nor any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, or the transactions contemplated hereby, for which Transferor is or will become liable.

4.6    No Consents. No filing with, or consent, waiver, approval or authorization of, or notice to, any Governmental Authority or any other Person is or will be required to be made or obtained by Transferee in connection with the execution and delivery of this Agreement or any other document or instrument contemplated hereby or thereby, the consummation of any of the transactions contemplated hereby or thereby or the performance of any of its obligations hereunder or thereunder that have not been obtained by Transferee.

4.7    Litigation. As of the date hereof, there is no Action pending or, to Transferee’s knowledge, threatened in, by or before any Governmental Authority that would, individually or in the aggregate, have a material adverse effect on Transferee’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

4.8    Investigation. In entering into this Agreement, Transferee has relied upon its own investigation and analysis and the representations and warranties contained in Article III and those expressly set forth in the agreements between Transferor and Transferee entered into in connection herewith and Transferee acknowledges that neither Transferor nor any of its Affiliates makes or has made any other representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Transferee or any of its Affiliates, and Transferee has not relied on any other such representation or warranty made or claimed to have been made by Transferor.

ARTICLE V

COVENANTS

5.1    Conduct of the Business.

(a)Transferor agrees that during the period from the date hereof until the earlier of the Closing or the termination of this Agreement, except as expressly provided in Section 5.1(b) hereof, or consented to by Transferee in writing (which consent shall not be unreasonably withheld or delayed), Transferor shall:

(i)at its own expense, take reasonable steps to maintain and protect the tangible Transferred Assets as they exist at the Effective Date against loss, theft, destruction, breakage or falling into disrepair (normal wear and tear excepted), it being understood and agreed by Transferor and Transferee that tangible Transferred Assets are held and maintained at the Facilities pursuant to storage facility agreements and that Transferor’s obligations under this Section 5.1(a)(i) as they relate to such tangible assets shall be satisfied (x) if Transferor complies with those terms and conditions of such agreements, including the continued payment of the Facilities’ fees, which, if breached, would reasonably be expected to have a material adverse effect on any Transferred Asset and (y) if, upon notice to Transferor of the occurrence of an event (other than a breach of the storage facility agreements) that has resulted in, or which could reasonably be expected to result in, the loss, theft, destruction or breakage of assets, Transferor takes all actions reasonably necessary to mitigate any such loss, theft, destruction or breakage; provided that, Transferor shall not be obligated to continue mitigation if it has incurred costs in connection therewith in excess of $5,000 if Transferor informs Transferee of the event and expected cost of mitigation and allows Transferee to continue mitigation efforts at Transferee’s sole cost and expense; and

(ii)not (x) amend or terminate (prior to its expiration) any Assumed Contract or (y) grant any interest in or license to use any of the Transferred Assets to any Third Party, other than the interest, if any, that Transferor may be required to grant to BioVeris in connection with the Purchase Right (as such term is defined in the ECL License) and not to modify or terminate the ECL License.
(b)During the period from the date hereof until the earlier of the Closing or the termination of this Agreement, Transferor shall provide prompt written notice to Transferee of any communications it receives relating to required filings, or renewal or maintenance fees to be paid for Transferred Assets which constitute Patents or Registered Trademarks or applications to register Trademarks. Transferor shall have no obligation to maintain or protect any Patents, Trademarks or other Intellectual Property. Transferee may, in its sole discretion and sole expense, maintain and protect the Transferred Assets which constitute Intellectual Property. In furtherance of the foregoing, during the period from the date hereof until the earlier of the Closing or the termination of this Agreement, the Wellstat Parties may make any filings they reasonably deem necessary or appropriate to protect against expiration or abandonment of such Transferred Assets for failure to pay renewal or maintenance fees or to prosecute, at the Wellstat Parties’ sole expense. In connection with any such filings, Transferor will use commercially reasonable efforts to cooperate, to the extent reasonably necessary to permit the Wellstat Parties to make any such filings.

5.2    Commercially Reasonable Efforts. Prior to Closing, upon the terms and subject to the conditions provided herein, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, to do or cause to be done, and to assist and cooperate with any party hereto in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation: (a) the obtaining of consents, waivers or approvals of Third Parties to transfer the Transferred Assets which, if not obtained, would constitute a breach or violation of the agreements between Transferor and such parties or which would adversely affect the rights of Transferor relating to such assets, provided, however, that none of the parties hereto shall be obliged to make any payment to Third Parties for obtaining such consents, waivers or approvals; and (b) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Prior to the Closing, Transferor and Transferee agree to use their commercially reasonable efforts to cause Third Parties to Assumed Contracts to release Transferor from all Liabilities relating to the Assumed Contracts upon their assignment to Transferee; provided, however, that none of the parties hereto shall be obliged to make any payment to Third Parties for obtaining any such release.

5.3    Governmental Authorization. Transferor, on the one hand, and Transferee, on the other hand, shall promptly file all necessary registrations and filings required by any Governmental Authority in order to consummate the transactions contemplated hereby. Each of Transferee and Transferor further agrees that it will comply with any applicable post-Closing notification or requirements of any antitrust, trade competition, investment or control reporting or similar Law or regulation of any Governmental Authority with competent jurisdiction. Each of Transferee and Transferor agrees to cooperate with and promptly consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Authority to, Transferor or Transferee, as the case may be, or the counsel of Transferor or Transferee, as the case may be.

5.4    Confidentiality. The parties hereto agree that the terms and conditions of Section 28 (Confidentiality) of the Settlement Agreement are incorporated herein by reference and that the parties hereto shall be bound by such terms and conditions.

5.5    Public Announcements. No press release or announcement concerning the transactions contemplated hereby shall be issued by Transferee or Transferor or any of their Affiliates without the prior consent of the other party hereto, except as such press release or announcement may be required by Law, rule or regulation.

5.6    Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Transferee and Transferor for certain tax matters following the Closing Date:

(a)Transfer Taxes and Costs. All transfer, sales, use, value added, stamp, recording, registration, excise, or other similar Taxes and any notarial fees incurred in connection with (i) the transfer of any of the Transferred Assets pursuant to this Agreement or the Transaction Documents, (ii) the delivery of this Agreement or any of the Transaction Documents, and (iii) the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents (collectively, “Transfer Taxes”), shall be borne in their entirety by Transferee. Transferee shall timely pay all such Transfer Taxes, and file all applicable filings, reports and returns related to such Transfer Taxes that Transferee is required to file under applicable Law, and Transferor shall reasonably cooperate with Transferee in connection therewith.

(b)Prorations. All real and personal property taxes and similar ad valorem obligations imposed on a periodic basis, in each case levied with respect to the Transferred Assets for a taxable period which includes (but does not end on) the Closing Date, shall be apportioned between Transferor and Transferee as of the Closing Date based on the number of days in such taxable period prior to and including the Closing Date (the “Pre-Closing Period”) and the number of days in such taxable period following the Closing Date (the “Post-Closing Period”). Transferor shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Period and Transferee for the proportionate amount of such taxes that is attributable to the Post-Closing Period. Within ninety (90) days after the Closing, Transferor and Transferee shall present a reimbursement to which each is entitled under this Section 5.6(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that either Transferor or Transferee shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.6(b), the other party shall make such reimbursement (to the extent not already made pursuant to this Section 5.6(b)) promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 5.6(b) and not made within five (5) Business Days after its due date shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

5.7    Delivery of Tangible Transferred Assets. As soon as reasonably possible after the Closing, Transferee shall, at its own expense, take delivery of any tangible property included in the Transferred Assets located in Transferor’s storage facilities with JK Moving Services at 44112 Mercure Circle, Sterling, Virginia 20166, Precision BioServices, Inc. at 8425 Progress Drive, Suite M, Frederick, Maryland 21701 and Iron Mountain at 1000 Campus Drive, Collegeville, Pennsylvania 19426 (each such storage facility, a “Facility”); provided that, if Transferee does not take delivery of such assets within 30 calendar days after the Closing, Transferee shall be responsible for all storage costs for such assets until they are removed by Transferee (which delivery shall occur as soon as reasonably possible). Transferee shall be solely responsible for loading and shipping such tangible Transferred Assets, and for insuring the same during and after shipping. Any damage to the Transferred Assets or to Transferor’s facilities resulting from such removal shall be paid by Transferee to Transferor promptly after notice is received by Transferee from Transferor as to the amount of such damages.

5.8    BioVeris Waiver. Within five (5) Business Days after the Effective Date, Transferor shall provide to BioVeris the Negotiation Notice (as such term is defined in the ECL License). Such notice will also request that BioVeris waive its rights set forth in Section 12.2(b) of the ECL License. Transferor shall not be required to pay anything to BioVeris to obtain such waiver. If Transferor fails to obtain such waiver within thirty (30) days following receipt of the Negotiation Notice by BioVeris, and Transferor and BioVeris negotiate, but are unable to agree on price and all other relevant transaction terms for BioVeris to acquire the ECL License from Transferor, Transferor shall deliver to BioVeris a Purchase Notice (as such term is defined in the ECL). The Transferor and Transferee hereby agree that the purchase price for the ECL License to be included in the Purchase Notice shall be $1,000,000. A draft of the Purchase Notice shall be provided to Transferee for review prior to delivery to BioVeris.

5.9    Right to Inspect.

(a)Transferor shall be entitled to one visit per Facility to inspect the Transferred Assets located therein, in accordance with the terms of this Section 5.9. For each Facility, Transferee shall provide notice to Transferor of three possible different dates (specifying the time for the inspection on such date), each occurring Monday through Friday, 9:00am ET to 5:00pm ET, the earliest date of which shall be at least seven days after delivery of such notice. Transferor shall at least two (2) days prior to the earliest date, select one of those three dates and shall grant authorization to permit Transferee access to such Facility on such date. Transferor shall have the right to have a representative present at such Facility visit; however, for the avoidance of doubt, the presence of a representative of Transferor shall not be required for Transferee to enter the Facility at the date and time selected by Transferor in accordance herewith. If a Facility refuses to permit access on the date and time selected by Transferee and Transferor, a new date and time shall be selected by Transferee and Transferor in accordance with the terms hereof.

(b)If Transferee has been unable to visit a Facility prior to the date the Escrow Agent confirms to the Wellstat Parties and Transferor that it has received a Federal Reference Number on its wire transfer of the payments that the Wellstat Parties made or caused to be made to the Escrow Agent in accordance with Sections 5(a) or 5(b) or 5(c) of the Settlement Agreement due to reasons beyond Transferee’s or Transferor’s control (such failed visit, an “Inspection Failure”), Transferor and Transferee shall, and Transferee shall cause the Wellstat Parties to, jointly notify the Escrow Agent in writing of such failure. When the reason for such inability has resolved, Transferor and Transferee shall cooperate in good faith to select a time and date as soon as reasonably possible to allow Transferee to conduct the missed inspection. Transferor shall have the right to have a representative present at such Facility visit; however, for the avoidance of doubt, the presence of a representative of Transferor shall not be required for Transferee to enter the Facility at the date and time selected by the parties in accordance herewith. Upon completion of all such missed inspections, the Transferor and Transferee shall, and Transferee shall cause the Wellstat Parties to, promptly provide joint notification to the Escrow Agent that the Inspection Failure has been remedied.

5.10    Removal of ATA Permitted Liens. After the Closing, Transferor shall promptly take all actions necessary to cause all Liens described in subsections (a) and (b) of the definition of ATA Permitted Liens, if any, on the Transferred Assets as of the Closing Date to be removed.

ARTICLE VI

TERMINATION

6.1    Termination. Notwithstanding anything herein to the contrary, this Agreement:

(a)will terminate automatically upon the termination of the Settlement Agreement at any time prior to the Closing;

(b)will terminate automatically if the Wellstat Parties fail to make or cause to be made payment of the Total Settlement Amount Balance (as defined in the Settlement Agreement) by the Final Payment Date (as defined in the Settlement Agreement);

(c)may be terminated by the mutual written consent of Transferor and Transferee at any time prior to the Closing;

(d)may be terminated by written notice of Transferor or Transferee if a final nonappealable order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority or other nonappealable final action by a Governmental Authority permanently enjoining, restraining or otherwise prohibiting the Closing has been issued by a Governmental Authority of competent jurisdiction;

(e)may be terminated by written notice of Transferee delivered on or prior to the Closing Date, without prejudice to any rights or obligations Transferee may have, if Transferor shall have materially breached any representation or warranty contained herein or breached any agreement or covenant contained herein to be performed on or prior to the Closing Date and such breach shall not be cured within ten (10) days following receipt by Transferor of a notice describing in reasonable detail the nature of such breach; and

(f)may be terminated by written notice of Transferor delivered on or prior to the Closing Date, without prejudice to any rights or obligations Transferor may have, if Transferee shall have materially breached any representation or warranty or breached any agreement or covenant contained herein to be performed on or prior to the Closing Date and such breach shall not be cured within the earlier of ten (10) days following receipt by Transferee of a notice describing in reasonable detail the nature of such breach.

6.2    Procedure and Effect of Termination.

(a)In the event of termination of this Agreement and abandonment of the transactions contemplated hereby, this Agreement shall forthwith terminate and (other than the provisions of Section 6.2(b)) shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by Transferor or Transferee.

(b)If this Agreement is terminated pursuant to Section 6.1 hereof there shall be no liability or obligation hereunder on the part of Transferor or Transferee or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents, advisors or representatives, except that the obligations provided for in this Section 6.2 and Article VI shall survive any such termination, and provided that nothing in this Article VI will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement and termination of this Agreement shall not impair or alter the Parties’ rights under the Settlement Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1    Survival; Limitations of Damages.

(a)The representations and warranties contained in this Agreement shall survive the Closing until the nine (9) month anniversary thereof. For the avoidance of doubt, any claim of breach made prior to such nine (9) month anniversary shall survive until such claim is finally resolved. The covenants contained in this agreement that are required to be performed (i) prior to the Closing Date shall not survive the Closing and (ii) after the Closing shall continue in full force and effect in accordance with its terms.

(b)In the event of a breach by Transferor of the representations and warranties set forth in Section 3.7 (Title; Absence of Liens), upon notice of such breach by Transferee, Transferor shall promptly take all actions necessary to cause the Lien, security interest, right and/or license which is the subject of such breach to be removed. If Transferor fails to promptly cause such lien, security interest, right and/or license to be removed or if Transferor breaches the post-Closing covenant set forth in Section 5.10 (Removal of ATA Permitted Liens), Transferor’s

liability to Transferee for such breach shall be limited to the actual costs incurred by Transferee in removing the Lien, security interest, right and/or license, and Transferee shall not be entitled to recover any consequential, incidental, special or punitive damages in connection therewith.

7.2    Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver. No failure of either party to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.3    Fees and Expenses. Except as otherwise provided herein, each of the parties shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement, including any fees, expenses or commissions of any of its advisors, agents, finders or brokers. Except as otherwise provided herein, any filing or other fees payable to any Governmental Authority in connection with the consummation of the transactions contemplated herein, including intellectual property assignment filings or other filings required by Section 5.3, shall be borne by Transferee. Except as aforesaid, each party shall indemnify the other party against any claims of Third Parties of any brokerage, finder’s, agent’s or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the first mentioned party or its respective advisors or representatives.

7.4    Notices. All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided, made or received (a) when delivered personally, (b) when sent by electronic mail (“e-mail”) or facsimile mail (in each case, on electronic confirmation of delivery), (c) one (1) Business Day after deposit with an overnight courier service (providing proof of delivery) or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses or e-mail addresses (or at such other address, e-mail address or facsimile number for a party as shall be specified by like notice):

(i) If to Transferor, to:

PDL BioPharma, Inc.
932 Southwood Boulevard
Incline Village, NV 89451
Attention: General Counsel
Facsimile: (775) 832-8501
E-mail: general.counsel@pdl.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue

Los Angeles, CA 90071
Attention: Karen E. Bertero
Facsimile: (213) 229-7520
E-mail: KBertero@gibsondunn.com

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Robert L. Weigel
Facsimile: (212) 351-4035
E-mail: RWeigel@gibsondunn.com

(ii) If to Transferee, to:

Defined Diagnostics, LLC
14200 Shady Grove Road
Suite 600
Rockville, Maryland 20850
Attn: Managing Member – FORMAL NOTICE
Telephone: (240) 631-2500
Facsimile: (240) 683-5830
E-mail: nwohlstadter@wellstat.com

with a simultaneous copies to:

Defined Diagnostics, LLC
14200 Shady Grove Road
Suite 600
Rockville, Maryland 20850
Attn: Legal Department – FORMAL NOTICE
Telephone: (240) 631-2500
Facsimile: (240) 683-5830
E-mail: fbragg@wellstat.com

and with copies (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
Attention: James Catterson Eric N. Whitney Tracy A. Belton
Facsimile: (212) 836-8689
E-mail: james.catterson@arnoldporter.com
eric.whitney@arnoldporter.com
tracy.belton@arnoldporter.com

7.5    Assignment. This Agreement and all of the provisions hereof shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this

Agreement nor any of the rights or obligations hereunder may be assigned by the parties hereto without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed); provided that Transferee shall be entitled to assign this Agreement or any of the rights hereunder without the prior written consent of Transferor at, prior to or following the Closing, so long as Transferee continues to be bound by and comply with its obligations hereunder and pursuant to the applicable terms and conditions of the Assumed Contracts, including any applicable change of control or other restrictive covenants therein. Any assignment that is in violation of this Section 7.5 shall be void ab initio.

7.6    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the laws of the United States where applicable. Any dispute or claim arising out of or relating to this Agreement shall be brought exclusively in the Supreme Court of the State of New York, County of New York and the parties hereby submit to the personal jurisdiction of that court with respect to any such dispute or claim.

7.7    Specific Enforcement. Transferee and Transferor hereby acknowledge and agree that the failure of a party to perform its agreements and covenants hereunder will cause irreparable injury to the other party for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of Transferor and Transferee hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce such party’s obligations hereunder.

7.8    Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity, or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent permitted under applicable Law as it shall then exist.

7.9    Schedules and Exhibits. The schedules and exhibits attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in this Agreement.

7.10    Entire Agreement. This Agreement, including all schedules and exhibits to this Agreement, together with the Settlement Agreement and the agreements contemplated thereby, contains, and is intended as, a complete statement of all the terms and arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

7.11    Interpretation.

(a)When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this

Agreement unless otherwise indicated. Any table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.12    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties, and nothing herein expressed or implied shall give or be construed to give any other Person any legal or equitable rights hereunder.

7.13    Counterparts and Electronic Delivery. This Agreement may be executed in counterparts and multiple originals and by facsimile, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission (“Electronic Delivery”) shall constitute effective execution and delivery of this Agreement as to the parties, shall be treated as an original agreement and signature pages thereof for all purposes, and shall be deemed to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of such Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first set forth above.

DEFINED DIAGNOSTICS, LLC,
a Delaware limited liability company
By:
Name: Nadine H. Wohlstadter
Title: Managing Member

PDL BIOPHARMA, INC.,
a Delaware corporation
By:
Name:
Title:

Exhibit 1.1

Definitions

“Action” means any claim, action, cause of action or suit, litigation, controversy, assessment, arbitration, audit, examination, investigation, hearing, charge, complaint, demand, notice or proceedings to, from, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Allocated Consideration” shall have the meaning given to it in Section 2.5.

“Assumed Contracts” shall have the meaning given in Section 2.1(a)(ii).

“Assumed Liabilities” shall have the meaning given in Section 2.3.

“ATA Permitted Liens” means any (a) Liens for utilities and Taxes not yet due and payable or being contested in good faith; (b) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the ordinary course of business; and (c) Liens granted by Transferee before the Transferred Assets were acquired by Transferor from the Receiver.

“BioVeris” means BioVeris Corporation.

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York, New York are authorized or required by Law to be closed.

“Closing” shall have the meaning given in Section 2.7(a).

“Closing Date” shall have the meaning given in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, warranty, deed, assignment, purchase order, work order, commitment, covenant, assurance or undertaking of any nature which in any case creates legally binding obligations.

“Copyrights” means copyrights (registered and unregistered) and applications for registration.

“Dollars” or “$” means U.S. dollars.

“ECL License” shall have the meaning given in Section 2.5.

“Effective Date” shall have the meaning given to it in the Settlement Agreement.

“Elected Excluded Assets” shall have the meaning given in Section 2.2(k).

“Electronic Delivery” shall have the meaning given in Section 7.13.

“Excluded Assets” shall have the meaning given in Section 2.2.

“Excluded Contracts” shall have the meaning given in Section 2.2(h).

“Excluded Liabilities” shall have the meaning given in Section 2.4.

“Facility” shall have the meaning given in Section 5.7.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign, multinational or supranational.

“Indebtedness” of any Person means, without duplication, (a) the principal of, interest on and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement including trade accounts payable and other accrued current liabilities arising in the ordinary course of business; (c) all obligations of such Person under leases required to be capitalized in accordance with generally accepted accounting principles; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) the liquidation value of all redeemable preferred stock of such Person; (f) all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Inspection Failure” shall have the meaning given in Section 5.9(b).

“Intellectual Property” means Patents, Trademarks, Copyrights, Trade Secrets, and other intellectual property rights recognized in any jurisdiction, whether protected, created or arising under the laws of the United States or any other jurisdiction, including rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.

“Law” means any law, statute, rule, regulation, standard, ordinance or other pronouncement having the effect of law of any foreign jurisdiction, the United States or any state, county, city or other political subdivision or of any Governmental Authority, including, without limitation, common law.

“Liability” or “Liabilities” means any debt, loss, damage, adverse claim, Tax, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Order” means any writ, judgment, decree, injunction, award, assessment, decision, ruling or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Patents” means patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Post-Closing Period” shall have the meaning given in Section 5.6(b).

“Pre-Closing Period” shall have the meaning given in Section 5.6(b).

“Receivership APA” shall have the meaning given in the Recitals.

“Receivership Assets” shall have the meaning given in the Recitals.

“Settlement Agreement” shall have the meaning given in the Recitals.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including a tax under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, real property transfer, recording, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, customs duty, amount under any escheat or unclaimed property law, fee or other similar assessment or charge in the nature of a tax, imposed by any Governmental Authority, including any interest or penalty thereon or addition thereto.

“Tax Returns” means any return, report, form, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental

Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than Transferor or Transferee or an Affiliate of Transferor or Transferee.

“Trade Secrets” means any information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

“Trademark” means trade names, trademarks and service marks (registered and unregistered), logos, slogans and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” shall have the meaning given in the Recitals.

“Transfer Taxes” shall have the meaning given in Section 5.6(a).

“Transferee” shall have the meaning given in the Preamble.

“Transferor” shall have the meaning given in the Preamble.

“Transferor Taxes” means any Taxes (a) of Transferor that could become a liability of, or be assessed or collected against, Transferee, or that could become a Lien on the Transferred Assets, and (b) relating to or arising out of the Transferred Assets that are incurred in or attributable to any period, or any portion of any period, commencing after May 24, 2017 and ending on or prior to the Closing Date (including any Taxes that are the responsibility of Transferor pursuant to Section 5.6), but excluding any Taxes which are the responsibility of Transferee pursuant to Section 5.6. For the sake of clarity, Transferor Taxes shall not include any Taxes payable pursuant to any Assumed Contract.

“Transferred Assets” shall have the meaning given in Section 2.1.